Exhibit 99.1

DevvStream Completes $10M Initial Funding to Launch $300M Asset-Backed Digital Infrastructure and Sustainability Strategy
CALGARY, Alberta, July 21, 2025 — DevvStream Corp. (Nasdaq: DEVS) (“DevvStream” or the “Company”), a leading carbon management firm specializing in the development, investment, and sale of environmental assets, today announced that it has entered into a securities purchase agreement for the issuance of up to (US)$300 million in senior secured convertible notes (“Senior Notes”), advancing its strategic initiative to build a blockchain-based treasury and launch a tokenization platform for sustainability-linked infrastructure.

The securities purchase agreement provides for the issuance of up to (US)$300 million in Senior Notes with Helena Partners, which issuances will be funded in multiple tranches. An initial funding of (US)$10 million was completed on July 18, 2025.

Key Highlights:

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Under the agreement, DevvStream will allocate 75% of the net proceeds (70% of the initial tranche) toward the purchase of liquid digital assets that offer 24/7 liquidity, serve as non-correlated stores of value, and may be used as collateral for future credit facilities.

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This program complements DevvStream’s core business of developing, acquiring, and monetizing environmental assets in coordination with its objective to expand  investor access to tokenized sustainability infrastructure. The Company is also actively exploring the tokenization of its existing environmental asset portfolio and anticipates further announcements as its platform scales.

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Additionally, the strategy is expected to provide opportunities to generate multiple revenue streams, including staking yields, while reducing reliance on equity financing through crypto-backed credit options.

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The notes may be converted by the holder into the Company’s Common Shares  at an initial conversion price equal to 200% of the closing price of the Company’s Common Shares  on the trading day immediately prior to the closing date, subject to potential downward adjustment as provided for in the notes.

“This $300 million facility allows us to improve capital efficiency, reduce dilution, and bring global investors into the carbon ecosystem through a digital gateway,” the Company stated. “The combination of crypto reserves and real-world asset tokenization represents the next evolution of our capital strategy.”

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, is serving as placement agent to DevvStream.

About DevvStream

Founded in 2021, DevvStream is a leading carbon management firm specializing in the development, investment, and sale of environmental assets, energy transition, and innovative carbon management solutions. The Company's mission is to create alignment between sustainability and profitability, helping organizations achieve their climate initiatives while directly improving their financial health.

With a diverse approach to energy transition and carbon markets, DevvStream operates across three strategic domains: (1) an offset portfolio consisting of nature-based, tech-based, and carbon sequestration credits for immediate sale to corporations and governments seeking to offset their most difficult-to-reduce emissions; (2) project investment, acquisitions, and industry consolidation to extend the company’s reach, allowing it to become a full end-to-end solutions provider; and (3) project development, where the company serves as project manager for eligible activities such as EV charging or renewable energy generation in exchange for a percentage of generated credits or I-RECs.

For more information, please visit www.devvstream.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts and generally relate to future events, trends or DevvStream’s future financial or other performance metrics. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. These forward-looking statements include statements regarding DevvStream’s intentions, beliefs, projections, outlook, analyses and current expectations concerning, among other things, DevvStream’s ability to continue as a going concern and to realize the benefits of its recently completed business combination, DevvStream’s ability to remain listed on Nasdaq, the volatility of the market price and the liquidity of DevvStream’s common shares, the impact from future regulatory, judicial, legislative or regulatory changes in DevvStream’s industry, the trends in the carbon credit markets, future performance and anticipated financial impacts of certain transactions by DevvStream or others, the growth and value of the global carbon credit or I-REC market traded value, the potential of carbon credits to provide carbon emission reductions and reduce carbon emissions to limit global warming, estimated CO2 capture, sequestration, decarbonization or storage capacities or potentials of different projects in which DevvStream is investing, DevvStream’s opportunity pipeline and the ability of such opportunities to generate I-RECs, carbon credits, tax credits, or shared savings revenue each year, and the market growth and value of these markets, all of which are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at WWW.SEC.GOV. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by DevvStream and its management are inherently uncertain and subject to material change. Given these risks, uncertainties, and other factors, you should not place undue reliance on these forward-looking statements. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties.

These forward-looking statements are expressed in good faith, and DevvStream believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and DevvStream is under no obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Readers should carefully review the statements set forth in filings made by, or to be made by, DevvStream from time to time with the SEC and with the Canadian securities regulatory authorities. This news release is not an offer to sell or the solicitation of an offer to buy, any securities of DevvStream and this news release is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in DevvStream. All subsequent written and oral forward-looking statements concerning DevvStream or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Contact
ir@devvstream.com
Phone: (408) 365-4348